Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED BYLAWS OF

CASSAVA SCIENCES, INC.

The undersigned, R. Christopher Cook, hereby certifies that:

1.I am the duly elected and incumbent Secretary of Cassava Sciences, Inc.,  a Delaware corporation (the “Corporation”).

2.By resolution of the Board of Directors of the Corporation duly adopted at a meeting duly called and held on December 19, 2022, at which a quorum was present and acting throughout, Article II(1) of the Amended and Restated Bylaws of the Corporation was amended to read in its entirety as follows:

ARTICLE II

1.NUMBER; QUALIFICATIONS

The Board of Directors shall consist of one or more members, and is currently set at six members. The number of directors may be changed by an amendment to this bylaw, duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to the certificate of incorporation. Directors need not be stockholders.

3.The matters set forth in this certificate are true and correct of my own knowledge.

Date:  December 22, 2022

  /s/ R. CHRISTOPHER COOK

R. Christopher Cook, Secretary